March 26, 2026

John Wilson
162 Barton Corner Rd.
Hopkinton, NH 03229

Re: Consulting Services and Separation Agreement

Dear John:
This letter agreement follows our conversations regarding your employment with Rapid Micro Biosystems, Inc. (the “Company”). Reference is made your Employment Agreement, dated as of July 8, 2021, between you and the Company (the “Employment Agreement”). This confirms that you will be transitioning from your employment. Consistent with that, the Company would like to retain your services as a consultant during a transition period.
•The Company shall, if it has not already done so, (i) pay you salary and unpaid and properly documented expenses accrued to you through the Employment Termination Date; and (ii) if you are eligible under the law known as “COBRA,” provide you with opportunity to continue Company group health insurance coverage at your own sole expense (subject to the benefits described in Section 2(a) below);
•You are subject to continuing obligations under Employee Proprietary Information and Inventions Assignment Agreement (with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”); and
•During the Consulting Period (as defined below), you will continue to have a service relationship with the Company. As a result, your unvested equity rights, if any, shall continue to vest during the Consulting Period. Subsequent to that, all remaining unvested equity rights, if any, shall become null and void on the Separation Date. Except as described in Section 2(b) below, your vested equity rights, if any, shall remain subject to the applicable equity agreement and the Company’s equity plan (the “Equity Documents”) in all respects.
The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:
1.Employment Termination; Consulting Period
(a)Employment Termination. You will continue to be employed until April 10, 2026 (the “Employment Termination Date”). Your benefits that you received as an employee of the Company will cease on the Employment Termination Date.
(b)Consulting Period. From and after the Employment Termination Date, you will be engaged by the Company as a consultant for a period of time ending no later than June 30, 2026 (the “Anticipated Separation Date”) unless either you or the Company terminates such

ACTIVE/120804917.22

(c) engagement, in either case in your or its sole discretion (as applicable), prior to that date. The date of termination of your engagement as a consultant of the Company, whether it is the Anticipated Separation Date or an earlier date, shall be referred to as the “Separation Date.” The time period between the Employment Termination Date and the Separation Date shall be referred to as the “Consulting Period.”
(d)Consulting Services. During the Consulting Period you will (i) provide certain advisory services to the Company; and (ii) provide such other services as the Company’s Chief Executive Officer (the “CEO”) or the CEO’s designee requests, in each case, on an hourly basis (collectively, the “Consulting Services”). The maximum number of hours that you may be requested to provide Consulting Services shall not exceed twenty (20) hours per month. The Company shall pay you an hourly consulting fee of $200 per hour. In addition, the Company will reimburse you for reasonable, pre-approved expenses incurred in connection with the Consulting Services, provided that you supply appropriate supporting documentation for such expenses.
(e)Independent Contractor Status. During the Consulting Period, you will be engaged as an independent contractor. Nothing in this Agreement shall be construed to create or maintain an employment, partnership, joint venture, or agency relationship between you and the Company. As an independent contractor, you are not eligible for, and shall not participate in, any employee benefit plans, programs, or policies of Company. You will be solely responsible for all taxes, withholdings, and other statutory, regulatory, or contractual obligations of any sort, including income taxes and self-employment- taxes. You will retain full discretion over the means, methods, and manner of performing the Consulting Services, subject only to Company’s requirements regarding project objectives and deadlines.
(f)Confidentiality. You acknowledge that during the course of performing the Consulting Services, you may receive or have access to Company confidential or proprietary information (“Confidential Information”). You agree to maintain the confidentiality of all Confidential Information and not to use or disclose it except as necessary to perform the Consulting Services. Upon termination of the Agreement, you shall return or destroy all Confidential Information as requested by Company.
(g)Indemnification. You shall indemnify, defend, and hold harmless Company and its officers, directors, employees, and agents from and against any and all claims, liabilities, damages, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:
(i)Your performance of the Consulting Services;
(ii)Your breach of this Agreement or any Ongoing Obligations; and
(iii)Any claim, assessment, penalty, or other liability arising from your classification as an independent contractor, including but not limited to any allegation or determination by any governmental authority that you were misclassified as an independent contractor rather than an employee.
(h)The foregoing indemnity shall not apply to the extent any such claim or liability is caused by Company’s gross negligence or willful misconduct.

2.Severance Benefits.
(a)Employment Agreement Severance. Provided that you do not resign and are not terminated for Cause (as defined in your Employment Agreement) prior to April 10, 2026, the Company will provide you with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to you all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
(b)Extension of Exercise Period for Stock Options.
(i)Notwithstanding anything to the contrary contained in your Equity Documents, the post-termination exercise period applicable to your options to purchase shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) that are vested as of the Separation Date (the “Vested Options”) shall be extended to end at 11:59 pm Eastern Time on March 31, 2027 (the “Extended Exercise Date”). In no event shall any Vested Options be exercisable after the earlier of (i) the Extended Exercise Date; or (ii) the original expiration date of such Vested Options as set forth in the applicable Equity Documents.
(ii)You agree that, for the period beginning on the Effective Date and ending at 11:59 pm Eastern Time on March 31, 2027 (the “Applicable Period”), you will not, directly or indirectly, sell, offer to sell, contract to sell, pledge, transfer, assign or otherwise dispose of (such transactions, collectively, “Sell”) any shares of Common Stock underlying the Vested Options (the “Applicable Shares”), except as explicitly permitted under this Agreement. During the Applicable Period, you may Sell the Applicable Shares only in accordance with the following volume limitation: during each calendar week, no more than 20,000 Applicable Shares, subject to decrease as described in Section 2(b)(v) below (the “Applicable Volume”). All permitted sales must comply with Rule 144 (if applicable), the Company’s insider‑trading policy, including with respect to any trading windows or blackout periods, and applicable law. You agree not to engage in any hedging, short sales, derivative transactions, or other arrangements intended to evade the volume limitations contained herein. The foregoing restrictions on your ability to Sell the Applicable Shares are collectively referred to herein as the “Applicable Limitations”.
(iii)The Applicable Limitations shall not apply to: (A) transfers required by law; (B) transfers to an estate, trust or entity for estate-planning purposes; and (C) bona-fide gifts for no consideration; provided, that, in each case, the transferee(s) agree to abide by the same restrictions set forth above with respect to the Applicable Shares acquired by them.
(iv)Nothing in this Agreement obligates the Company to register any Applicable Shares, maintain any trading market, or take any action to facilitate the sale of Applicable Shares. Furthermore, you acknowledge that if you are in possession of

(v)material, non-public information about the Company when your service with the Company terminates, the Company’s Insider Trading Compliance Policy (the “Policy”) and applicable law prohibit you from trading in the Company’s securities until that information has become public or is no longer material. Subject to the foregoing, upon request, the Company may reasonably and in good faith determine to provide you with clearance to trade under the Policy or, following the Employment Termination Date, to release you from the Policy; provided, however, you acknowledge that notwithstanding any such determination by the Company, you remain at all times subject to applicable law and that you are aware of your legal obligations with respect to any material non-public information about the Company. You agree to comply with all applicable securities laws and regulations, including but not limited to the prohibition on insider trading and the dissemination of material non-public information.
(vi)In the event that (A) the number of Applicable Shares that you Sell in a given calendar week exceeds the Applicable Volume by more than 1,000 Applicable Shares (which excess shall reduce the Applicable Volume for the subsequent calendar week by the same amount); or (B) you fail to comply with any other Applicable Limitations, all remaining unexercised Vested Options shall be terminated as of the date that is 90 days following the Separation Date. To facilitate monitoring your compliance with the Applicable Limitations, you shall provide (or instruct and cause your broker to provide) the Company with report(s) as and when you Sell your Applicable Shares during the Applicable Period, as soon as practicable at the conclusion of each calendar week (and in any event no later than three business days thereafter).
(vii)Because the Company has agreed to extend the post‑termination exercise period applicable to your Vested Options beyond three (3) months following the Employment Termination Date, you understand and agree that any Vested Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), will be deemed modified for purposes of Section 424 of the Code. As a result, any such Vested Options will cease to qualify as incentive stock options and will automatically be treated as non‑qualified stock options for all tax purposes. You further acknowledge that the Company makes no representation regarding the tax treatment of any such Vested Options and that you are solely responsible for any resulting tax consequences.
3.Release of Claims
In consideration for, among other terms, the benefits described in Section 2, which you acknowledge is subject to your entry into, and non-revocation of, a release of claims, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•relating to your employment by and termination of employment with the Company;
•of wrongful discharge or violation of public policy;
•of breach of contract;
•of defamation or other torts;
•of retaliation or discrimination under federal, state or local law;
•under the Age Discrimination in Employment Act;
•under any other federal or state statute;
•under the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code;
•under the New Jersey Conscientious Employee Protection Act and the West Virginia Human Rights Act (provision 3.2.b).
•under Texas law, including without limitation under the  Texas Labor Code (Tex. Lab. Code Ann. §§ 21.001 to 21.556), the Texas Anti-Retaliation Act (Tex. Labor Code Ann. §§ 451.001 to 451.003), and The Texas Whistleblower Act (Tex. Gov't Code Ann. §§ 554.001 to 554.010);
•under the New York State Human Rights Law, the New York Labor Law, the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law
•under MGL c. 151B;
•for wages, bonuses, incentive compensation, commissions, stock, stock options, expenses, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise, in each case to the fullest extent permitted by applicable law; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

If you are located in California, the following (i), (ii) and (iii) apply to you:
(i)    In furtherance of your release of Claims, known and unknown, you hereby expressly waive any and all benefits you may have, if any, under Section 1542 of the California Civil Code (“Section 1542”). The Company represents that Section 1542 states the following:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(ii)    The Company further states that for purposes of this Agreement, the terms “creditor” and “releasing party” in Section 1542 refers to you and the term “debtor” and “released party” in Section 1542 refers to the Company. You acknowledge that you are releasing unknown claims and waiving all rights you have or may have under Section 1542 or under any other statute or common law principle of similar effect; provided that you are not waiving any rights or claims that may arise out of acts or events that occur after the date on which you sign this Agreement.
(iii)    Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You are advised to consult with an attorney before signing this Agreement.
You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.
4.Nondisparagement.
Subject to the Protected Activities section below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.
5.Confidentiality of Agreement-Related Information; Other Obligations
Subject to the “Protected Activities” Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only; provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. To the extent you have not assigned any developments or intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law. You agree to promptly return all Company property to the Company; not to disclose or use any Company confidential information at any time; not to represent yourself as currently employed or engaged by the Company after the Employment Termination Date; subject to the “Protected Activities” Section below, to cooperate with the Company in any future dispute or intellectual property matter; and to notify future employers of your Ongoing Obligations.
6.Resignations from Other Positions; Transition of Information and Access
In connection with the ending of your employment, you hereby (i) resign from any officer or other positions you occupy at the Company, or any of its affiliates, effective as of the Employment Termination Date or as of such earlier date as the Company requires; (ii) agree to execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate. You have informed the Company that the ending of your employment was not due to your disagreement with the Company relating to its operations, policies or practices.
7.Protected Activities
Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the Securities and Exchange Commission (the “SEC”) or any other Government Agency.

8.Defend Trade Secrets Act Notice.
You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.Other Provisions
(a)Termination and Return of Payments; Certain Remedies. If you breach any of your obligations under this Agreement, including without limitation your Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach (including without limitation injunctive relief), the Company shall have the right to terminate and/or enforce the return of its payments to you or for your benefit under this Agreement and/or terminate the extended exercise period described above in Section 2(b). The Company's invocation of any such remedy in the event of your breach will not affect your continuing obligations under this Agreement or your release of claims under this Agreement. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement or in any other action between you and the Company, then you shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in connection with such action.
(b)Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.
(c)Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(d)Jurisdiction; Governing Law; Interpretation; Jury Waiver. Except as otherwise expressly provided in the Ongoing Obligations or (if applicable) the Equity Documents, you and the Company hereby agree that: (i) the state and federal courts of the Commonwealth of Massachusetts (the “State”) shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any court action relating to this Agreement; (ii) you acknowledge that jurisdiction and venue in such courts is proper; and (iii) this Agreement shall be interpreted and enforced under the laws of the State, without regard to conflict of law

(e)principles. To the fullest extent permitted by applicable law, you and the Company waive any right to a jury with respect to any court action between you.
(f)Entire Agreement. This Agreement, the Equity Documents if applicable, and the Ongoing Obligations (which are incorporated herein by reference) constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.
(g)Time for Consideration; Effective Date.
IF YOU ARE AGE 40 OR OLDER, THE FOLLOWING APPLIES TO YOU:
You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends.
IF YOU ARE UNDER AGE 40, THE FOLLOWING APPLIES TO YOU:
By entering into this Agreement you acknowledge that you have been given ten (10) days from the date of this Agreement to consider this Agreement (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of the Agreement so that it is received by the undersigned Company representative within the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. Subject to the foregoing, this Agreement shall become effective on the day it becomes fully executed.
(h)Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.
Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,
The Company

By:	/s/ Julie Jarvie	March 26, 2026
	Julie Jarvie, Senior Vice President of Human Resources	Date

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ John Wilson	March 26, 2026
John Wilson	Date